Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is the type that the Company treats as private or confidential.

SETTLEMENT AGREEMENT AND LICENSE

This Settlement Agreement and License (this “Agreement”) is executed as of May 17, 2024, but shall not be effective until the date on which both of the conditions in Section 1.b have been fully satisfied (the “Effective Date”) between:

(i) Motorsport Games Inc., a Delaware corporation located at 5972 NE 4th Avenue, Miami, Florida 33137 (the “Company”), and

(ii) INDYCAR, LLC, an Indiana limited liability company located at 4551 W. 16th Street, Indianapolis, Indiana 46222 (“INDYCAR”).

The Company and INDYCAR are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A. The Company and INDYCAR entered into a Confidentiality Agreement effective as of July 6, 2021 prior to execution of the INDYCAR License Agreements (as defined below) and the parties have no existing obligations under such Confidentiality Agreement.

B. The Company and INDYCAR entered into (i) the License Agreement, dated July 13, 2021, by and between INDYCAR and the Company with respect to INDYCAR SERIES racing series related gaming products (the “IndyCar Products License”) and (ii) the License Agreement, dated July 13, 2021, by and between INDYCAR and the Company with respect to INDYCAR SERIES racing series related esports events (the “IndyCar Events License,” together with the IndyCar Products License, the “INDYCAR License Agreements”).

C. Pursuant to the INDYCAR License Agreements, the Company was granted a license to use certain licensed intellectual property for esports events and motorsports and/or racing video gaming products related to, themed as, or containing the INDYCAR SERIES racing series, on consoles, PCs, smart TVs, mobile applications, gaming subscription services, cloud gaming, cloud streaming, handheld products and other new generation formats.

D. On November 8, 2023, INDYCAR delivered notice to the Company terminating the INDYCAR License Agreements effective as of November 8, 2023.

E. In connection with the termination of the INDYCAR License Agreements, INDYCAR demanded certain payments under the INDYCAR License Agreements.

F. The Parties desire to reach a resolution of all issues between the Parties arising out of or in connection with the INDYCAR License Agreements and any and all other matters on the terms and conditions set forth in this Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and of the mutual agreements and covenants set forth in this Agreement, and for other good and valuable consideration, the sufficiency and adequacy of which is acknowledged, the Parties, without admitting any liabilities, hereby agree as follows:

1. Incorporation of Recitals and Conditions to the Agreement.

a.	The above and foregoing recitals are incorporated herein and made a part of this Agreement. The Parties represent that the foregoing recitals are true and correct.

b.	Notwithstanding any other provision of this Agreement, the Agreement shall not be effective until the date on which:

i.	INDYCAR receives the payment required by Section 2.b.i.; and

ii.	Either (A) INDYCAR receives and approves a letter agreement from iRacing.com Motorsport Simulations, LLC (“iRacing”) that confirms to INDYCAR’s satisfaction that iRacing is obligated to pay $150,000 to INDYCAR on or before December 31, 2024 if INDYCAR has not received the payment due under Section 2.b.ii from Company or (B) the Company directly pays $150,000 to INDYCAR within 30 days following the date of execution of this Agreement.

c.	If both conditions set forth in Section 1.b.i-ii have not been satisfied within thirty (30) days following the date of execution of this Agreement, INDYCAR shall have the right to rescind the settlement contemplated by this Agreement, terminate this Agreement, and INDYCAR reserves all rights to enforce all remedies in contract or otherwise under the INDYCAR License Agreements.

2. Settlement Terms. Subject to full execution of this Agreement by all Parties:

a.	Subject to the terms of this Agreement, INDYCAR hereby agrees to accept the terms of this Agreement, including without limitation the Settlement Payment (as described below) and the Company’s grant to INDYCAR a License (as defined below), in satisfaction of Company’s liabilities under the INDYCAR License Agreements and that any and all royalties and/or any other sums or liabilities of any kind whatsoever are hereby forgiven by INDYCAR and are deemed discharged in their entirety except as provided in this Agreement.

b.	Settlement Payment.

i.	Company shall pay $250,000 immediately upon execution of this Agreement; and

ii.	iRacing shall pay to INDYCAR $150,000 on or before December 31, 2024, if the Company has not paid such sum prior to that date.

c.	License. Effective as of the Effective Date, the Company hereby grants to INDYCAR a royalty-free, perpetual, irrevocable, exclusive, transferable, and sublicensable, right and license throughout the world (the “License”) to use the licensed intellectual property listed in Schedule A attached hereto and the results of the transition services specified in Section 2.d (the “Licensed Intellectual Property”), in whole or in part, for the purpose of developing, marketing, distributing and selling (1) esports series and esports events related to, themed as, or containing the INDYCAR SERIES racing series and/or (2) motorsports and/or racing (including without limitation simulation style) video gaming products related to, themed as or containing the INDYCAR SERIES racing series, on current and future versions of consoles, PCs, smart TVs, mobile applications, gaming subscription services, cloud gaming, cloud streaming, handheld products and other new generation formats (collectively, the “Purpose”). INDYCAR and the Company acknowledge and agree that the rights and license granted under the License includes rights to modify, edit, combine with other materials and/or create derivative works of the Licensed Intellectual Property in whole or in part solely for the Purpose. For the avoidance of doubt, the Parties acknowledge and agree that: (i) no licenses are currently held with any track owner and such licenses have to be negotiated by INDYCAR with the track owners prior to release of any product, (ii) the Licensed Intellectual Property does not include, and no license nor any other right are granted with respect to KartKraft platform and project acquired by the Company from Black Delta (including for use of Unreal Engine); INDYCAR acknowledges and agrees that a license for the use of Unreal Engine has to be obtained prior to release of any product, and (iii) the Company shall own and retain all right, title, and interest in and to the Licensed Intellectual Property with respect to any use other than the Purpose. For clarity, the Parties agree that INDYCAR shall not be obligated to use the License or obtain any third-party licenses for any purpose including release of any esports events or any video gaming products. The License, including the transition services and the results therefrom, is and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license to rights to “intellectual property” as defined therein. INDYCAR and its successors and assigns, as licensee of such rights, shall have the rights and elections with respect thereto as specified in the United States Bankruptcy Code.

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d.	Free-of-Charge Transition Service. Within the period from the Effective Date and December 31, 2024, the Company shall provide INDYCAR upon request by INDYCAR with up to 50 hours free-of-charge consulting services to facilitate the transition of the INDYCAR series game development using the Licensed Intellectual Property to the software developer of INDYCAR’s choice.

e.	Representations and Warranties of the Company. Company hereby represents and warrants that as of the Effective Date:

i.	The Company has full right, authority and ability to license the Licensed Intellectual Property to INDYCAR and perform its obligations under this Agreement.

ii.	The Company owns the Licensed Intellectual Property, free and clear of all encumbrances, claims, and rights of third parties. The Company has not and shall not in the future pledge its rights to the Licensed Intellectual Property as security for any of the Company’s debts or for any other purpose.

iii.	Except with respect to track licenses which are not in place and will need to be attained by INDYCAR or the publisher prior to release of any game containing any of the tracks represented in the INDYCAR project from the Company, the Licensed Intellectual Property is licensable to INDYCAR in accordance with this Agreement and the Company may perform this Agreement without any third party consent or approval. All required consents and approvals have been obtained by the Company (including the Company’s board approval).

iv.	Performance of this Agreement does not violate any of the Company’s governing documents, laws or regulations, contracts, or other obligations.

v.	There are no restrictions that prohibit the License of any Licensed Intellectual Property as set forth in this Agreement.

vi.	Upon the Effective Date, INDYCAR and its successors, assigns, tranferees and sublicensees will have the exclusive right, which is non-terminable and not subject to expiration or revocation, to develop, license, control, regulate the use of and otherwise exploit the Licensed Intellectual Property solely for the Purpose without any claim by, or payment or other obligation owing to, or required consent or approval from any person or entity.

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vii.	This Agreement including the License of the Licensed Intellectual Property does not cause INDYCAR to become responsible for any tax or other liability. Without limiting the foregoing, the License does not require INDYCAR to pay any amount to any person or entity for any reason.

viii.	To the Company’s knowledge, the Licensed Intellectual Property does not and the use of the Licensed Intellectual Property by INDYCAR and/or its successors and assigns for the Purpose will not infringe, misappropriate, or otherwise make any unlawful or unauthorized use of any of the intellectual property or other proprietary rights of any person or entity. Without limiting the foregoing, to the Company’s knowledge, the Company did not infringe or misappropriate or otherwise make any unlawful or unauthorized use of the intellectual property or other proprietary rights of any person or entity in the creation and development of the Licensed Intellectual Property.

ix.	The Company has not received any communications claiming infringement, misappropriation or other unlawful or unauthorized use of the Licensed Intellectual Property and, (i) no person or entity has threatened to make any claims for infringement, misappropriation or other unlawful or unauthorized use of the Licensed Intellectual Property and (ii) to the Company’s knowledge, there is no basis for any claims for infringement, misappropriation or other unlawful or unauthorized use of the Licensed Intellectual Property.

x.	To the Company’s knowledge, no person or entity is infringing upon any of the Company’s rights in any of the Licensed Intellectual Property.

xi.	Except as set forth in Section 2.c with respect to KartKraft platform and project acquired by the Company from Black Delta (including the Unreal Engine and its use as the chassis), the Company has developed the Licensed Intellectual Property as its original work and entirely through its own efforts. No Licensed Intellectual Property have been created by any independent contractors or other third parties for the Company who have not by contract or by operation of law assigned to the Company their respective intellectual property rights (if any) for the Licensed Intellectual Property. All employees of the Company involved in the development of the Licensed Intellectual Property have by contract or by operation of law assigned all their rights (if any) to the Licensed Intellectual Property to the Company.

xii.	Except as disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including relating the Company’s deficiency with respect to the Nasdaq listing standards, the Company is not in a material violation of or default with respect to any law, regulation, contracts, or other obligations applicable to its business or the Licensed Intellectual Property.

xiii.	Except as disclosed in the Company’s filings with the SEC, including relating the Company’s deficiency with respect to the Nasdaq listing standards, the Company has not been notified about any investigations, audits, lawsuits, or other proceedings pending or threatened against or affecting the Company or any of the Licensed Intellectual Property.

xiv.	There are no unsatisfied judgments against the Company or any of the Licensed Intellectual Property.

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xv.	The Company is not subject to any judgment or order of any court or government authority with respect to or affecting the Licensed Intellectual Property.

xvi.	Both before and following License of the Licensed Intellectual Property and fulfillment of this Agreement, the Company remains capable of fulfilling its obligations under this Agreement.

f. Survival of Certain Obligations of Company. The obligations of Company set forth in Sections 9.5 (insurance) and 12.1 and 12.2 and 12.3 (confidentiality) of the IndyCar Products License and Section 9.4 (insurance) and 12.1 and 12.2 and 12.3 (confidentiality) of the IndyCar Events License shall continue in force and effect following execution of this Agreement.

g. Indemnification. The Company shall indemnify, defend, and hold harmless each and every of the INDYCAR Released Parties (as defined below) from any against any and all actions, claims, demands, liabilities, losses, and damages whatsoever (including without limitation court costs and attorneys’ fees) (collectively, “Claims”) resulting from, arising out of, or in any manner related to the Company’s material and uncured breach of any of its representations and warranties and/or other obligations set forth in this Agreement (including without limitation any Claims of wrongdoing or negligence of any of the INDYCAR Released Parties). Defense shall be by counsel reasonably acceptable to INDYCAR.

3. Mutual Releases.

a. INDYCAR’s Releases. Except as to the obligations created by this Agreement, INDYCAR, on behalf of itself and its agents, heirs, representatives, shareholders, members, affiliates, parents, subsidiaries, partners, officers, directors, principals, predecessors, successors in interest (in whole or in part), and assigns, does hereby fully and forever release and discharge the Company, and each of its respective agents, partners, members, directors, officers, employees, affiliates, principals, predecessors, successors in interest (in whole or in part), heirs, representatives, and assigns (collectively, the “Company Released Parties”), from any and all claims, actions, causes of action, suits at law or in equity, demands, damages (actual, compensatory, special, presumed, punitive, or statutory), costs, judgments, expenses, liabilities, attorneys’ fees and legal costs or any compensation whatsoever, whether based upon alleged tort or alleged contract, vicarious liability, strict liability or any other legal or equitable theory of recovery, matured or unmatured, current or future, known or unknown of any kind or nature that any of the INDYCAR Released Parties (as defined below) have, or ever had against the Company Released Parties.

b. Company’ Releases. Except as to the obligations created by this Agreement, the Company, on behalf of itself and its agents, heirs, companies, representatives, shareholders, members, affiliates, parents, subsidiaries, partners, officers, directors, principals, predecessors, successors in interest (in whole or in part), and assigns does hereby fully and forever release and discharge INDYCAR, Indianapolis Motor Speedway, LLC, Brickyard Trademarks, Inc., and each of their respective affiliates, agents, partners, members, managers, shareholders, owners, directors, officers, employees, affiliates, principals, predecessors, successors in interest (in whole or in part), heirs, representatives, and assigns (collectively, the “INDYCAR Released Parties”), from any and all claims, actions, causes of action, suits at law or in equity, demands, damages (actual, compensatory, special, presumed, punitive, or statutory), costs, judgments, expenses, liabilities, attorneys’ fees and legal costs or any compensation whatsoever, whether based upon alleged tort or alleged contract, vicarious liability, strict liability or any other legal or equitable theory of recovery, matured or unmatured, current or future, known or unknown of any kind or nature that the Company Released Parties have, or ever had against the INDYCAR Released Parties.

c. Covenant Not to Sue or Initiate Proceedings. Each of the Parties agrees not to sue or initiate any civil proceeding, criminal proceeding, or regulatory proceeding against the other Party or in any way assist any other person or entity in doing so with respect to the claims released herein. This release provisions as set forth in this Section 3 may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

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4. Cooperation to Facilitate Agreement. The Parties agree to cooperate, and cause their representatives to cooperate, in taking any further action(s) reasonably necessary to implement the letter and purpose of this Agreement. Without limiting the foregoing, the Company agrees to promptly deliver all information and materials (including without limitation source code and copies and/or assignment of agreements related to track content and the 2023 INDYCAR vehicle model).

5. Miscellaneous Terms.

a. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement, and supersedes all other agreements between the Parties. The terms of this Agreement can be modified only by a writing signed by all of the Parties who are affected by such modification at the time of the modification. This Agreement cannot be orally modified.

b. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be unenforceable without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, the Parties agree that if any provision of this Agreement is determined by a court to be void, invalid, or unenforceable, and, as a result the Party for whose benefit such void, invalid, or unenforceable provision exists is denied any or all of the material benefits provided to such Party pursuant to this Agreement (as determined by a court of competent jurisdiction), then this Agreement may be rescinded by such Party.

c. Construction. Headings are used herein for convenience only and shall have no force or effect in the interpretation or construction of this Agreement. All references in this Agreement to the singular shall be deemed to include the plural if the context so requires and vice versa. References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.

d. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Indiana, without giving effect to its choice of law principles. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.d.

e. Representation. The Parties acknowledge and represent that they have been given adequate opportunity to consult with legal counsel before entering into this settlement and executing this Agreement. The language of this Agreement shall be construed as representing the Parties’ mutual understanding and as having been drafted and approved by the Parties and counsel for all Parties. Each individual signing this Agreement represents and warrants that he or she has the full right, power and authority to execute this Agreement on behalf of the Party for which or whom he or she signs. Each Party covenants and agrees to execute such further documents and perform such further acts as may be reasonable and necessary to effectuate the purposes of this Agreement.

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f. Attorneys’ Fees and Costs. The Parties shall each bear their own respective attorneys’ fees and costs incurred in connection with the matters resolved by this Agreement, as well as the negotiation and documentation of the compromise represented by this Agreement. However, in the event of any proceedings to enforce this Agreement, the prevailing party shall be entitled to recover its legal expenses, including attorneys’ fees and costs, incurred in connection therewith. The parties further agree that this Agreement may be introduced into evidence in any subsequent proceeding to enforce its terms.

g. Successors and Assigns. This Settlement Agreement is binding upon, and shall inure to the benefit of, the Parties, their current, past and future officers, directors, supervisors, employees, agents, representatives, subsidiaries, affiliates, associates, and their heirs, beneficiaries, trustees, administrators, estates, predecessors, successors and assigns.

h. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement, with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages. This Agreement shall only become effective on its execution by all Parties.

[Signatures are on next page.]

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the date set forth below.

MOTORSPORT GAMES INC.

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	Chief Executive Officer and President

INDYCAR, LLC

By:	/s/ Mark D. Miles
Name:	Mark D. Miles
Title:	President and CEO – Penske Entertainment Corp.

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Schedule A

Licensed Intellectual Property

1. The Company’s intellectual property rights related to the Company’s latest (i.e., as of the date of the Company’s IndyCar project termination) IndyCar development project for PC, PlayStation and Xbox formats, including the software source code, tools and applications necessary for a professional development team to resume development and production of the IndyCar game project on the aforementioned formats.

2. The Company’s intellectual property rights related to 2023 IndyCar vehicle model, including components necessary to feature the car in-game, in a drivable state complete with associated audio and effects.

3. [***]

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